Investor Contact At NationsHealth:
Timothy Fairbanks, CFO 954-903-5018

NationsHealth Warrants to Expire on August 24, 2007

SUNRISE, Fla. – August 20, 2007 – NationsHealth, Inc. (Nasdaq: NHRX, NHRXU, NHRXW) confirmed today that its Common Stock Purchase Warrants (CUSIP #63860C118) issued August 24, 2003, currently exercisable at $5.00 per share, will expire in accordance with their terms at 5:00 PM New York City time on Friday, August 24, 2007. As a result, the warrants, which trade on the NASDAQ Capital Market under the symbol “NHRXW,” as well as the Company’s units (CUSIP #63860C209) consisting of one share of common stock and two warrants, which trade on the NASDAQ Capital Market under the symbol “NHRXU,” will be delisted. A three business day broker protect period will be in effect until 5:00 PM on Wednesday, August 29, 2007.

Holders of the Company’s units will continue to be able to exchange each unit for one share of the Company’s common stock, which will continue to trade on the NASDAQ Capital Market under the symbol “NHRX,” by contacting the Company’s transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004.

About NationsHealth, Inc.
NationsHealth seeks to improve the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and insurance related services. NationsHealth provides home delivery of diabetes supplies, medications and other medical products to patients across the nation. In addition to its medical products business, NationsHealth also provides education, marketing, enrollment and patient service to insurers offering Medicare Part D prescription drug plans and other Medicare insurance coverage. NationsHealth has an agreement with CIGNA to service its Medicare Part D prescription drug plans nationally. For more information please visit http://www.nationshealth.com.

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This press release contains forward-looking statements about NationsHealth, including statements regarding management initiatives and new product and market opportunities, none of which should be construed in any manner as a guarantee that such results will in fact occur. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Forward-looking statements are statements that are not historical facts, and in some cases may be identified by the words “anticipate,” “project,” “expect,” “plan,” “intend,” “may,” “should,” “will,” and similar words or phrases. Such forward-looking statements, based upon the current beliefs and expectations of NationsHealth’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in Medicare, Medicaid and any other state or national-based reimbursement program, including competitive bidding for durable medical equipment and supplies; our ability to maintain our existing customer base; our ability to raise the capital we will need to sustain our operations; and our dependence on Medicare reimbursement and other risks and uncertainties described in NationsHealth’s Annual Report on Form 10-K for the year ended December 31, 2006, and in NationsHealth’s other reports filed with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. NationsHealth cautions investors not to place undue reliance on the forward-looking statements contained herein. These statements speak only as of the date of this press release and, except as required by applicable law, NationsHealth assumes no obligation to update the information contained herein.

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